Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh
VP, Investor Relations and Corporate Communications
(805) 367-3722
Drew.mackintosh@ryland.com

The Ryland Reports July and August Orders up 62%

WESTLAKE VILLAGE, CA (September 18, 2012) –The Ryland Group, Inc. (NYSE: RYL), announced today that orders for the first two months of the third quarter of 2012 were up 62% compared to the same two months of 2011.  The Company garnered 564 orders in July and 416 in August, compared to 324 orders in July of 2011 and 280 in August of 2011.  The Company’s recent acquisition of Timberstone Homes added 141 orders to its July 2012 results.  All order numbers are net of cancellations.

This information should not be considered indicative of results for the full quarter. While new orders are one of the many drivers of homebuilding revenues, there are many other factors that impact the Company’s results and this information should not be construed as an indication of homebuilding revenues, or of any other component of the Company’s revenues or expenses, for any period.

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 295,000 homes and financed more than 245,000 mortgages.  The Company currently operates in 13 states across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

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